                FREQUENTLY ASKED QUESTIONS ("FAQ") REGARDING THE
            GENENCOR COMMON STOCK IN THE GENENCOR INTERNATIONAL, INC.
                       EMPLOYEE RETIREMENT INVESTMENT PLAN

As you may know, DH Subsidiary, Inc. ("Offeror"), a wholly-owned indirect subsidiary of Danisco A/S ("Danisco"), has announced an offer to acquire all outstanding shares of common stock of Genencor International, Inc. ("GCOR"), not owned by Danisco and its subsidiaries, for cash at a price of $19.25 per share
(the "Offer"). This affects you if you own GCOR common stock in the Genencor
International, Inc. Employee Retirement Investment Plan (the "Plan"). This FAQ
contains certain information regarding how the Offer may affect your balance in the Plan. You are advised to read the "Offeror's Offer to Purchase" dated
February 15, 2005, and GCOR's Solicitation/Recommendation Statement, dated
February 15, 2005, included with these materials because they contain important information about the Offer.

Q1:  DOES THE OFFER AFFECT THE SHARES OF GCOR COMMON STOCK HELD IN THE PLAN?
A1:  Yes. The Offer is being made for all of the outstanding shares of GCOR common stock, not owned by Danisco and its subsidiaries, at $19.25 per share as explained in the enclosed materials.

Q2:  HOW MUCH WILL BE PAID FOR SHARES OF GCOR COMMON STOCK?
A2:  All GCOR common stockholders (including the Plan, which holds on behalf of
     Plan participants) will be paid $19.25 per share in cash for all shares tendered.

Q3:  WHAT WILL HAPPEN TO MY GCOR STOCK DURING THE OFFER PROCESS?
A3:  The GCOR stock in the Plan will be "frozen" for administrative purposes beginning at 4 p.m., Eastern time, on Monday, March 14, 2005, or, if the
     Offer is extended, 4 p.m., Eastern time, on the date that is two business days prior to the expiration date of the Offer. During this freeze period, no transactions in GCOR stock will be processed, including exchanges, withdrawals, loans, and final distributions. This period is necessary to tally elections, and--if the Offer conditions are satisfied--process the transaction. For those who did not tender shares, exchanges out of GCOR stock will be permitted to the extent there is a market for GCOR common stock starting the business day after the expiration date of the Offer.

Q4:  MAY I CONTINUE TO MAKE CHANGES TO MY ASSET MIX WHILE CONSIDERING THE OFFER?
A4:  Yes. Until the freeze period begins at 4 p.m., Eastern time, on Monday,
     March 14, 2005 (or, if the Offer is extended, 4 p.m., Eastern time, on the date that is two business days prior to the expiration date of the Offer), you may continue to make changes in your asset mix, including movement of assets out of GCOR stock. If you submit instructions to T. Rowe Price, the plan administrator, to tender your shares but you move all of your assets out of GCOR stock before Monday, March 14, 2005, your tender instructions will be disregarded.

Q5:  WHAT HAPPENS IF I TENDER MY SHARES AND THE OFFER IS SUCCESSFUL?
A5:  If you tender shares of GCOR common stock in your Plan account, the cash proceeds will be invested in T. Rowe Price Prime Reserve Fund in your Plan account.

     After the freeze period ends, you may then log on to RPS.TROWEPRICE.COM or call a T. Rowe Price Customer Service representative at 1-800-922-9945 if you would like to review your account or rebalance your asset mix in the
     Plan.

Q6:  WHAT IF I DO NOT TENDER MY SHARES AND THE OFFER IS SUCCESSFUL?
A6:  For those who do not tender shares, exchanges out of GCOR stock will be permitted to the extent there is a market for GCOR common stock starting the business day after the expiration date of the Offer. If the Offer is successful, subject to certain conditions explained in the offer materials, all remaining GCOR common stock will be acquired through a merger in which all shares which are not tendered in the Offer will be converted into the right to receive $19.25 in cash. The acquisition of remaining shares through that merger may occur quickly following the expiration of the Offer or may take significantly longer to complete depending upon how many shares are tendered in the Offer. There can be no assurance that the Plan will be able to sell shares of GCOR stock held for your benefit after the Offer is concluded. Following completion of the merger, the cash proceeds will be invested in T. Rowe Price Prime Reserve Fund in your Plan account.

     After the merger is consummated, you may then log on to RPS.TROWEPRICE.COM or call a T. Rowe Price Customer Service representative at 1-800-922-9945 if you would like to review your account or rebalance your asset mix in the
     Plan.

Q7:  IF THE OFFER IS SUCCESSFUL AND I RECEIVE CASH IN T. ROWE PRICE PRIME
     RESERVE FUND, HOW SOON CAN I MOVE THESE PROCEEDS TO ANOTHER FUND?
A7:  Once the proceeds are invested in your Plan account as described above in
     Q5 & Q6, you are permitted to make exchanges in accordance with your plan provisions. You may log on to RPS.TROWEPRICE.COM OR CALL A T. ROWE PRICE
     CUSTOMER SERVICE REPRESENTATIVE AT 1-800-922-9945 if you would like to review your account or rebalance your asset mix in the Plan.

Q8:  WHAT WILL HAPPEN TO MY TENDERED SHARES IF THE OFFER IS NOT SUCCESSFUL?
A8:  Your shares will not be surrendered for cash and will remain in your Plan account.

Q9:  WHAT IF I WANT TO CHANGE MY TENDER INSTRUCTIONS?
A9:  You may change your tender instructions by sending new tender instructions to T. Rowe Price. Your new Tender Offer Instruction Form with any changes must be received by the Plan Deadline (5:00 p.m. Eastern time on Friday,
     March 11, 2005). If you need an additional Tender Offer Instruction Form, you may obtain one by calling a T. Rowe Price Customer Service representative at 1-800-922-9945 Monday through Friday from 8:30 a.m. to 10
     p.m., Eastern time. If you make changes prior to the Plan Deadline, the latest received Tender Offer Instruction Form will determine your instruction to T. Rowe Price.

Q10: WHOM DO I CALL IF I HAVE ADDITIONAL QUESTIONS?
A10: You may direct questions and requests for assistance regarding the Offer to the Information Agent at its address and telephone number set forth below.
     You may obtain additional copies of the Offer to Purchase and other materials related to the Offer from the Information Agent as set forth below. The Information Agent for the Offer is:

                            Mellon Investor Services
                               85 Challenger Road
                            Ridgefield Park, NJ 0766
                          Call Toll-Free 1-800-550-8475

     If you have any questions on how to provide tender instructions to T. Rowe
     Price or need a Tender Offer Instruction Form for your shares in the Plan, call T. Rowe Price Participant Services at 1-800-922-9945, Monday through
     Friday from 8:30 a.m. to 10 p.m., Eastern time.

     If you would like to make investment changes, log on to RPS.TROWEPRICE.COM or call T. Rowe Price at 1-800-922-9945. Customer Service representatives are available Monday through Friday from 8:30 a.m. to 10 p.m., Eastern time.